Industry Canada / Industrie Canada

Form 4
Articles of Amendment
Canada Business Corporations Act (CBCA) (s. 27 or 177)

Formulaire 4
Clauses modificatrices
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
i-minerals inc.

2 Corporation number
Numéro de la société
421629-6

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d'actions est modifiée comme suit :
See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Glenn Yeadon

Glenn Yeadon
604-640-6355

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ ou d'un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

Canada

Schedule / Annexe

Description of Classes of Shares / Description des catégories d'actions

The classes and the maximum number of shares that the Company is authorized to issue is as follows:

Unlimited Number of Common Shares without par value